UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

EPICOR SOFTWARE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	33-0277592
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

18200 Von Karman Avenue, Suite 1000, Irvine, CA	92612
(Address of principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Item 1.	Description of Securities to be Registered.

Epicor Software Corporation (the “Company”) hereby amends, as set forth below, Item 1 of its Form 8-A, which was originally filed with the Securities and Exchange Commission (the “SEC”) on April 14, 1994, and was subsequently amended by Amendment No. 1 on Form 8-A/A filed with the SEC on November 21, 2001 and Amendment No. 2 on Form 8-A/A filed with the SEC on November 1, 2004 (the “Amended 8-A”).

On April 1, 1994, the Company and First Interstate Bank of California entered into a Preferred Stock Rights Agreement (the “Initial Rights Agreement”). On October 30, 2001, pursuant to Section 27 of the Initial Rights Agreement, the Company’s Board of Directors agreed to amend and restate the Initial Rights Agreement in order to restate the dividend it had declared under the Initial Rights Agreement and, in connection therewith, caused the Company to enter into an Amended and Restated Preferred Stock Rights Agreement (the “First Restated Agreement”) between the Company and Mellon Investor Services LLC, as successor rights agent (the “Rights Agent”), dated November 13, 2001. The First Restated Agreement was filed with the SEC on November 21, 2001 as Exhibit 4.2 to Amendment No. 1 on Form 8-A/A. On October 27, 2004, the Company and the Rights Agent executed an Amended and Restated Preferred Stock Rights Agreement (the “Rights Agreement”) to, among other things, change the Exercise Price (as such term is defined in the First Restated Agreement) from $8.00 to $96.00 and to make certain conforming changes.

Item 1 of the Amended 8-A is hereby amended to add the following:

On February 24, 2009, the Company and the Rights Agent entered into Amendment No. 1 (the “First Amendment”) to the Rights Agreement to, among other things, provide that (i) each of Elliott Associates, L.P. (“Elliot”), Elliott International, L.P. (“Elliot International”) and Elliott International Capital Advisors Inc. (“Elliot International Capital” and, together with Elliot and Elliot International, the “Elliot Group”), and their respective affiliates, shall not be deemed an “Acquiring Person” for purposes of the Rights Agreement by virtue of or as a result of the acquisition by the Elliott Group of up to a maximum of 14.99% of the outstanding shares of the Company’s Common Stock and $100 million in aggregate principal amount of the Company’s Convertible Senior Notes due 2027 (collectively, the “Exempted Transaction”); (ii) the Elliot Group shall not be deemed a “Beneficial Owner” of or to “Beneficially Own” any securities of the Company for purposes of the Rights Agreement by virtue of or as a result of the Exempted Transaction; and (iii) a “Shares Acquisition Date” shall not have occurred for purposes of the Rights Agreement by virtue of or as a result of the Exempted Transaction.

The foregoing description of the Rights Agreement, as amended by the First Amendment, is a general description only and is qualified in its entirety by reference to the Rights Agreement and the First Amendment. A copy of the Rights Agreement is attached as Exhibit 4.2 hereto and is incorporated herein by reference. A copy of the First Amendment is attached as Exhibit 4.3 hereto and is incorporated herein by reference.

Item 2.	Exhibits
3.1	Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Registration Statement on Form S-1, Reg. No. 33-57294).

3.2	Certificate of Amendment to Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996) .

3.3	Certificate of Amendment to the Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for is quarter ended September 30, 2004).

3.4	Amended and Restated Bylaws of the Company dated February 2, 2009 (Incorporated by reference to the Company’s Form 8-K filed February 6, 2009).

4.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the SEC on April 14, 1994).

4.2	Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004, between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on November 1, 2004).

4.3	Amendment No. 1 to the Amended and Restated Preferred Rights Stock Agreement, dated as of February 24, 2009, by and between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

EPICOR SOFTWARE CORPORATION

Dated: February 28, 2009	/s/ John D. Ireland
John D. Ireland Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description
3.1	Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Registration Statement on Form S-1, Reg. No. 33-57294).

3.2	Certificate of Amendment to Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996) .

3.3	Certificate of Amendment to the Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for is quarter ended September 30, 2004).

3.4	Amended and Restated Bylaws of the Company dated February 2, 2009 (Incorporated by reference to the Company’s Form 8-K filed February 6, 2009).

4.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the SEC on April 14, 1994).

4.2	Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004, between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on November 1, 2004).

4.3	Amendment No. 1 to the Amended and Restated Preferred Rights Stock Agreement, dated as of February 24, 2009, by and between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent.